Testing the Waters Materials Related to Series #BAYC4612

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#BAYC4612

LASER EYES BORED APE #4612 (NFT)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $700,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES BORED APE YACHT CLUB 4612 NFT

Investment Overview

•Upon completion of the Series #BAYC4612 Offering, Series #BAYC4612 will purchase a Number 4612 Bored Ape Yacht Club NFT with Laser Eyes for Series #BAYC4612 (The “Series Bored Ape Yacht Club 4612 NFT” or the “Underlying Asset” with respect to Series #BAYC4612, as applicable), the specifications of which are set forth below.

•Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.

•The Bored Ape Yacht Club (commonly abbreviated as BAYC) is a collection of 10,000 “Bored Ape” NFTs created by Yuga Labs. Each Ape is unique and grants its owner entrance to the Yacht Club and associated membership benefits.

•The Underlying Asset is a Number 4612 Bored Ape Yacht Club NFT with Laser Eyes.

Asset Description

Overview & Authentication

•According to the BAYC website, each Ape is unique and “programmatically generated from over 170 possible traits, including expression headwear, clothing, and more.”

•The BAYC project was launched on April 30th, 2021. Originally, Apes were offered at a price of around $200. About a day after launch, all of the 10,000 Apes had sold out.

•The founders of the BAYC project have explained that their intention is for the NFTs to foster community and act as a “digital identity.”

•BAYC was one of the first NFT projects to allow individual buyers the commercial rights to their NFTs, according to The New Yorker. “…each member is allowed to brand his own projects or products and sell them independently.”

•Members of the BAYC were offered an NFT dog (a collection called the Bored Ape Kennel Club).

•The Mutant Ape Yacht Club is “a collection of up to 20,000 Mutant Apes that can only be created by exposing an existing Bored Ape to a vial of MUTANT SERUM or by minting a Mutant Ape in the public sale.”

•On September 9th, 2021, two lots of BAYC NFTs sold at Sotheby’s. The first lot contained 101 Apes and sold for $24,393,000. The second lot contained 101 Bored Ape Kennel Club NFTs and sold for $1,835,000.

•According to Yahoo: “Alongside CryptoPunks, BAYC has established itself as a premium “blue-chip” NFT collection and has attracted the likes of NBA players Steph Curry and Kevin Durant alongside popular social media personality and artist KSI into becoming holders of the now coveted collection.”

•On August 20th, 2021, Arizona Iced Tea announced a collaboration with BAYC in the form of an “Arizona Aped” NFT comic.

•On October 12, 2021, Variety announced that Yuga Labs had signed a representation deal with the founder of management firm Maverick, which counts Madonna and U2 among its clients.

•On November 3rd, NBA player Tyrese Haliburton wore sneakers featuring his BAYC #8409 on his game sneakers.

•On November 11, Jimmy Fallon announced during an interview with artist Beeple that he had purchased a Bored Ape.

•On November 21st, NFL player Andrew Sendejo wore custom cleats during an NFL game featuring his BAYC #4247.

•As of November 23rd, 2021, Bored Ape Yacht is the 3rd ranked of the top NFTs on OpenSea all time, ranked by volume, floor price, and other statistics.

•According to an article published by One37PM, celebrities who own Bored Apes include: Steph Curry, Marshmello, FaZe Banks, Logan Paul, and The Chainsmokers.

•The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

•The Underlying Asset is Bored Ape #4612.

•The Underlying Asset has the following six properties: Laser Eyes (Eyes), Horns (Hat), Black T (Clothes), Dumbfounded (Mouth), Golden Brown (Fur), and Yellow (Background).

•The Underlying Asset was minted on May 1, 2021 by Pranksy.

•The Underlying Asset was sold on May 30, 2021, for 1.75 Ethereum ($4,177.09)  to ETH wallet papabones. On June 11, 2021, the Underlying Asset was sold for 6.66 Ethereum ($15,684.90) to ETH wallet Hype-eth.

Notable Defects

•The Underlying Asset is consistent with the description provided by The Bored Ape Yacht Club and proof of ownership stored on the Ethereum blockchain.

Details

Series Bored Ape Yacht Club 4612 NFT
Creator	Yuga Labs
NFT	Bored Ape Yacht Club
Number	4612
Property	Laser Eyes (Eyes)
Property Rarity	0.69% Have This Trait
Property	Horns (Hat)
Property Rarity	3% Have This Trait
Property	Black T (Clothes)
Property Rarity	3% Have This Trait
Property	Dumbfounded (Mouth)
Property Rarity	5% Have This Trait
Property	Golden Brown (Fur)
Property Rarity	8% Have This Trait
Property	Yellow (Background)
Property Rarity	13% Have This Trait
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Bored Ape Yacht Club 4612 NFT going forward.

#BAYC4612 | $700K

COMPARABLE ASSET VALUE

ASSET VALUE

+18717.2%

TRANSACTIONS

59

"Bored Ape Yacht Club became internet rock stars by making NFTs of grungy simians that aren't just viral images — they're tickets to a whole new lifestyle"

ROLLING STONE

November 2021

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#BAYC4612 | *Visuals*

In November 2021, the host of the Tonight Show, Jimmy Fallon, announced during an interview with NFT artist Beeple that he had purchased a Bored Ape.

LAUNCH GALLERY ›

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#BAYC4612 | *Timeline*

Jan. 2018 — The New York Times asks "Will Cryptocurrencies Be the Art Market's Next Big Thing?"

Sep. 2019 — PBS publishes a story titled: "How blockchain technology could revolutionize the art market."

Mar. 2021 — Bloomberg cites a report from NonFungible.com claiming the overall NFT market was worth $250 million in 2020, a 299% increase from 2019."

Mar. 2021 — NFTs arrive in popular culture with a splash as the artist Beeple sells "Everydays — The first 5000 Days" for $69 million at Christie's Auction House, the third-highest auction price ever achieved by a living artist.